                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement              [ ] Confidential, for use of the
                                        Commission only (per Rule 14a-6(e)(2))


[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-ll(c) or Rule 14a-12

                               AGRIBIOTECH, INC.
                (Name of Registrant as Specified In Its Charter)

                               AGRIBIOTECH, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: $______________
     (2) Form, Schedule or Registration Statement No.: _________________
     (3) Filing Party: _________________
     (4) Date Filed: __________________

                               AGRIBIOTECH, INC.
                          2700 SUNSET RD., SUITE C-25
                            LAS VEGAS, NEVADA 89120

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 23, 1998

                               ----------------

TO THE STOCKHOLDERS OF AGRIBIOTECH, INC.:

  You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of AgriBioTech, Inc. (the "Company"), which will be held at 10:00 a.m. (local time) on February 23, 1998, at Club Madrid at the Sunset Station Hotel & Casino, 1301 West Sunset Road, Henderson, Nevada, to consider and act upon the following matters:

    (1) The election of a Board of Directors consisting of six (6) persons to hold office for a one-year term and until their successors are duly elected and qualified.

    (2) The ratification of an amendment to the Company's 1994 Employee Stock Option Plan increasing the number of options authorized for grant under the plan from 1,600,000 to 3,600,000.

    (3) The adoption of an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock of the company from 50,000,000 to 75,000,000.

    (4) The ratification of the appointment of KPMG Peat Marwick LLP as the Company's auditors for the year ending June 30, 1998.

    (5) The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Only stockholders of record at the close of business on December 31, 1997 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          John C. Francis, Secretary

Date: January 20, 1998


 WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, AND RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

 YOUR PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON OR IF YOU REVOKE THE PROXY.

                               AGRIBIOTECH, INC.
                          2700 SUNSET RD., SUITE C-25
                            LAS VEGAS, NEVADA 89120

                               ----------------

                                PROXY STATEMENT

                               ----------------

  These proxy materials are being furnished to holders of common stock, $.001 par value ("Common Stock") of AgriBioTech, Inc., a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company and for any adjournment or adjournments thereof (the "Annual Meeting"), to be held at 10:00 a.m. (local time) on February 23, 1998, at Club Madrid at the Sunset Station Hotel & Casino, 1301 West Sunset Road, Henderson, Nevada 89014, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A form of proxy (the "Proxy") for the Annual Meeting, on which you may indicate your votes as to each of the proposals described in this Proxy Statement, is enclosed.

  All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will be voted in accordance with the stockholder's instructions contained in such Proxy. In the absence of contrary instructions, shares represented by such Proxy will be voted FOR the election of the nominees for Director as set forth herein and FOR the adoption of each of Proposals 2, 3 and 4 herein, as applicable.

  The affirmative vote by holders of a majority of the Common Stock represented at the Annual Meeting is required for the adoption of each of Proposals 2 and 4. The affirmative vote by holders of a majority of the Common Stock issued and outstanding on the Record Date (as defined below) is required for the adoption of Proposal 3.

  The vote of the plurality of the votes cast at the Annual Meeting will decide the election of directors. Shares represented by Proxies which are marked "ABSTAIN" as to any Proposal, and Proxies which are marked to deny authority on all other matters will not be included in the vote totals and therefore will be counted in determining the existence of a quorum but will have no effect on the voting. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will be counted in determining the existence of a quorum and will be voted "FOR" election of the nominees, "FOR" the ratification of appointment of the auditors and "FOR" the adoption of the charter amendment increasing the number of authorized shares of Common Stock, but will not be included in the vote totals for the amendment to the Company's Employee Stock Option Plan.

  On December 31, 1997 (the "Record Date"), there were 28,821,729 shares of Common Stock outstanding. In addition, there were 900 shares of Series B Convertible Preferred Stock outstanding and 200 shares of Series C Convertible Preferred Stock outstanding convertible into an aggregate of 301,517 shares of Common Stock. Only holders of Common Stock as of the Record Date will be entitled to vote at the Annual Meeting.

  The Board of Directors does not anticipate that the director nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter shall come before the Annual Meeting or the nominees are not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies not specifying to the contrary with respect to such matter in accordance with their best judgment.

  A stockholder may revoke his Proxy at any time before it is exercised by filing a notice of revocation with the Secretary of the Company at its principal executive offices, by filing a duly executed Proxy bearing a later date, or by appearing in person at the Annual Meeting and expressing a desire to vote his shares in person.

  A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the meeting, at the executive offices of the Company, 2700 Sunset Rd., Suite C-25, Las Vegas, Nevada 89120, during ordinary business hours for ten days prior to the Annual Meeting. Such list will also be available during the Annual Meeting.

  This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the Proxy, the 1997 Annual Report to Stockholders, including financial statements, are expected to be mailed commencing on or about January 20, 1998 to stockholders of record on December 31, 1997.

                               VOTING SECURITIES

  December 31, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. As of that date, the Company had 28,821,729 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote with respect to each matter set forth in the Notice of Meeting.

  The following table sets forth information as of December 31, 1997, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each Executive Officer and (iv) all Executive Officers and Directors as a group, the number of shares, warrants and options known to the Company to be held by each as of the date of this Proxy Statement; and the percentage of outstanding shares of Common Stock to be beneficially owned by each:

                                                                    PERCENTAGE
                                             AMOUNT AND NATURE OF    OF COMMON
   NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP(1) STOCK OWNED
   ------------------------------------     ----------------------- -----------
   Johnny R. Thomas(2).....................        2,025,207            7.0%
   John C. Francis(2)......................        1,014,815            3.5%
   Henry A. Ingalls(2).....................        1,302,378(3)         4.3%
   Scott J. Loomis.........................        1,174,207            4.1%
   Kathleen L. Gillespie(2)................          900,000(4)         3.0%
   Kent Schulze(2).........................          105,000(5)           *
   Thomas B. Rice(2).......................          100,000(6)           *
   James W. Hopkins........................           25,000(7)           *
   Richard P. Budd.........................              -0-(8)           *
   State of Wisconsin Investment Board.....        1,500,000            5.2%
    121 E. Wilson Street
    Madison, WI 53702
   All executive officers and directors as
    a group (9 persons)....................        6,643,607(8)(9)     21.3%

--------
 * Represents less than 1%.

(1) Includes all securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. The percentage ownership is determined based on 28,821,729 shares outstanding as of December 31, 1997.

(2) This person's address is c/o the Company, 2700 Sunset Road, Suite C-25, Las Vegas, Nevada 89120.

(3) Includes 1,225,000 shares issuable upon exercise of currently exercisable options (725,000 for cash only), and 13,000 shares held by Mr. Ingalls' minor child for which Mr. Ingalls disclaims beneficial ownership.

(4) Includes 900,000 shares issuable upon exercise of currently exercisable options (450,000 for cash only). Excludes 150,000 shares underlying options not currently exercisable.

(5) Includes 105,000 shares issuable upon exercise of currently exercisable options, but excludes 320,000 shares underlying options not currently exercisable.

(6) Includes 100,000 shares issuable upon exercise of currently exercisable options, but excludes 400,000 shares underlying options not currently exercisable.

(7) Includes 25,000 shares issuable upon exercise of currently exercisable options.

(8) Excludes 701,368 shares issued on January 6, 1998 in connection with the Company's acquisition of Lofts Seed, Inc. and related entities. Mr. Budd disclaims beneficial ownership of 1,298,632 shares owned by other former shareholders, including the Richard P. Budd Irrevocable Living Trust, of the acquired entities. Also excludes 20,000 shares issuable upon exercise of options granted January 6, 1998 when Mr. Budd became a Director of the Company including 10,000 that became exercisable upon grant. If the Lofts Seed, Inc. acquisition had occurred December 31, 1997, Mr. Budd's beneficial ownership would have been 711,368 or 2.3% of the 30,831,729 shares of Common Stock deemed to be outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 and all executive officers and directors as a group would have been 7,354,975 or 22.2%.

(9) Includes the shares underlying options included for Messrs. Ingalls, Loomis, Schulze, Rice, Hopkins and Ms. Gillespie, respectively, in notes
    (3)-(7) above.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The six (6) nominees of management for election as Directors of the Company at the Annual Meeting are currently serving as Directors of the Company. If elected, a Director of the Company will hold office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his death, resignation or removal. It is intended that the accompanying form of Proxy will be voted FOR the election as Directors of the nominees named below, unless the Proxy contains contrary instructions.

  Management has no reason to believe that the nominees will not be candidates or will be unable to serve. However, in the event that any nominee should become unable or unwilling to serve as a Director, the Proxy will be voted for the election of the remainder of those named, and for such substitute person as shall be designated by the Directors.

  The following table sets forth information concerning nominees for Director of the Company:

   NAME                      AGE                    POSITIONS
   ----                      ---                    ---------
   Johnny R. Thomas.........  56 Chief Executive Officer and Director
   Kent Schulze.............  53 President, Chief Operating Officer and Director
   John C. Francis..........  48 Vice President, Secretary and Director
   Scott J. Loomis..........  49 Vice President and Director
   James W. Hopkins.........  62 Director(1)
   Richard P. Budd..........  56 Director(1)

--------
(1) Member of the Audit, Compensation and Stock Option Committees.

  Johnny R. Thomas has served as Chief Executive Officer of the Company since April 1, 1994, a director of the Company since September 30, 1993, and was President of the Company from April 1, 1994 until December 31, 1997. He was also President and a director of the Company's predecessor from its inception in 1983 until June 30, 1992. He was President, Chairman of the Board and Chief Executive Officer of FiberChem, Inc. ("FCI") from its inception in December 1986 until March 31, 1994. Dr. Thomas received his Ph.D. degree in genetics/plant breeding from Oregon State University in 1966.

  Kent Schulze became President and Chief Operating Officer of the Company on January 1, 1998. He has served as a director of the Company since May 8, 1996 and also as a consultant to the Company from June 1997 until December 31, 1997. Mr. Schulze is the President and co-founder of Access Plant Technology, Inc., a technology transfer firm which he founded in April 1996. From April 1990 to March 1996, Mr. Schulze was President and Chief Executive Officer of Northrup King Company, a seed developer and marketing subsidiary of Sandoz Corp., the world's second largest seed company. From 1986 to 1990, Mr. Schulze was President and Chief Operating Officer of DEKALB-Pfizer Genetics, where he was responsible for that company's worldwide seed operations.

  John C. Francis has served as Vice President, Secretary and a director of the Company since April 1, 1994. He was the Chief Financial Officer of the Company from April 1994 until April 1996. He was Vice President, Secretary, Treasurer and a director of the Company's predecessor from 1983 to June 1992. Mr. Francis served as Vice President, Chief Financial Officer and a Director of FCI from its inception in December 1986 until March 31, 1994. Mr. Francis also served as a Director of FCI Environmental, Inc., a wholly-owned subsidiary of FCI ("FCI Environmental") from January 1990 until March 31, 1994 and served as Director of Marketing of FCI Environmental from September 1, 1993 to December 31, 1993.

  Scott J. Loomis has served as Vice President of the Company since April 1, 1994; was President, Secretary and a director of the Company from September 30, 1993 until March 31, 1994; and a director of the Company's predecessor from February 1988 and President from June 1992 until June 1994. He has served as a director of

FCI since June 1989 and as Chairman of the Board of FCI from August 1995 until November 1997. He served as FCI's President from April 1994 until August 1995. He has been a director of FCI Environmental since January 1990. Mr. Loomis has been a licensed attorney in the State of Arizona since 1974.

  James W. Hopkins has served as a director of the Company since January 1997 and also as a consultant to the Company since June 1997. Since July 1996, he has served as a consultant to Agricultural Technology, an agricultural consulting firm. Prior thereto, from December 1993, he served as Vice President of Mycogen Corporation and General Manager of Mycogen Seeds. For Mycogen Corporation, Mr. Hopkins worked on strategic alliances, joint ventures, acquisitions and mergers and was responsible for all global seed activities. For Mycogen Seeds he was responsible for the consolidation of four autonomous operating companies. Between 1963 and 1992, Mr. Hopkins had a variety of responsibilities with four different seed companies. He has extensive experience in summer annual forage crops.

  Richard P. Budd was elected a director of the Company on January 6, 1998 upon the Company's acquisition by merger of Lofts Seed, Inc. He served as the Chief Executive Officer of Budd Seed, Inc. from 1985 and of Lofts Seed, Inc. from June 1996 until both companies were acquired by the Company in January 1998. Mr. Budd has also been the Chief Executive Officer of Budd Services, Inc. since 1964. Budd Services is a service company engaged in primarily janitorial, landscape, security guard, and administrative support services, and has entered into a management services agreement with the Company effective January 1998. Mr. Budd is President of Syvco Aviation, Inc. and the Vice Chairman of High Point University.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  The Board of Directors held two meetings during Fiscal 1997 and conducted other business by unanimous written consent. Each Director attended at least 75% of the total number of Board meetings and at least 75% of the meetings of the committees on which he served.

  The Company has three standing committees of the Board of Directors, Audit, Stock Option and Compensation Committees, which each consisted of Messrs. Kent Schulze and James W. Hopkins in 1997. In January 1998, Richard P. Budd replaced Kent Schulze on each committee. The Audit Committee met two times during Fiscal 1997 and the Stock Option and Compensation Committee each met once. Each of these Committees also conferred by telephone during Fiscal 1997.

  Among the duties of the Compensation Committee are the making of recommendations to the Board of remuneration for officers and key employees of the Company, the determination of the number and issuance of stock options and the review of any compensation and incentive programs for executive officers, consultants and others. There are no Compensation Committee or Board of Directors interlocking relationships with respect to the Company.

  The duties of the Audit Committee include recommending the independent public accountants to serve as the Company's auditors, reviewing and considering the actions of management in matters relating to audit functions, reviewing with such accountants the scope and results of their audit engagement, reviewing the financial statements and information included in the Company's filings with the Securities and Exchange Commission, reviewing the Company's system of internal controls and procedures and reviewing the effectiveness of procedures intended to prevent violations of laws and regulations.

  The Stock Option Committee is charged with the administration of the Company's grant of stock options.

EXECUTIVE OFFICERS

  The names and business backgrounds of Executive Officers of the Company who are not Directors of the Company are:

                                                                                        YEAR FIRST
             NAME           AGE              POSITIONS WITH THE COMPANY               BECAME OFFICER
             ----           ---              --------------------------               --------------
   Kathleen L. Gillespie...  44 Vice President, Seed Operations and Acquisitions           1994
   Henry A. Ingalls........  51 Vice President, Chief Financial Officer and Treasurer      1996
   Thomas R. Rice..........  51 Vice President, Director of Research                       1998

  Kathleen L. Gillespie has served as Vice President of Seed Operations and Acquisitions of the Company since November 29, 1994. Ms. Gillespie has 20 years of seed experience at all levels of production, marketing, procurement, acquisitions, operations and management. From 1977 until joining the Company, Ms. Gillespie was employed by Agway, Inc. where, as Director of the Seed Division, sales increased from $20 million per year to $80 million prior to a divestiture. Ms. Gillespie was instrumental in Agway's acquiring four wholly-owned subsidiaries. She selected and introduced over 100 proprietary seed varieties and hybrids during the last 12 years.

  Henry A. Ingalls has served as Vice President, Treasurer and Chief Financial Officer of the Company since April 3, 1996. Mr. Ingalls worked for the accounting firm of KPMG Peat Marwick LLP between 1969 and April 1, 1996, and he was elected to the partnership in 1978. Mr. Ingalls has extensive experience in public company auditing and public offerings.

  Thomas R. Rice was elected Vice President, Director of Research of the Company on January 1, 1998. Mr. Rice has over 20 years of experience in the seed industry in both research and management. From 1976 to 1985, Mr. Rice worked for Pfizer, Inc. where he served as senior research scientist, project leader and manager. From 1985 to 1990, he served as Vice President, Director of Research and Executive Vice President of DEKALB-Pfizer Genetics. From 1990 to 1993, Mr. Rice was the President and Chief Operating Officer of DEKALB Plant Genetics and from 1993-1995 he served as the Senior Vice President, Research of DEKALB Genetics Corp.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's executive officers, Directors and persons who own more than ten percent of the Company's Common Stock, are required to file certain reports, within specified time periods, indicating their holdings of and transactions in the Common Stock and derivative securities. Based solely on a review of such reports provided to the Company and written representations from certain reporting persons that no Form 5's were required for those persons, the Company is not aware of any failures to file reports or report transactions in a timely manner during the fiscal year ended June 30, 1997, except that Messrs. Thomas, Francis and Loomis each filed one late report concerning one transaction each.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during the fiscal year ended June 30, 1997 ("Fiscal 1997"), the fiscal year ended June 30, 1996 ("Fiscal 1996"), and the Nine-Month Period ended June 30, 1995 ("Fiscal 1995") by those persons who served as Chief Executive Officer during Fiscal 1996 and any Named Executive Officers who received compensation in excess of $100,000 during such years.


                                    ANNUAL COMPENSATION            LONG-TERM
                             -----------------------------------  COMPENSATION
                                                       OTHER      ------------
                                                       ANNUAL        SHARES
NAME AND PRINCIPAL                                  COMPENSATION   UNDERLYING
POSITION                YEAR SALARY ($)   BONUS ($)    ($)(1)     OPTIONS (#)
------------------      ---- ----------   --------- ------------  ------------
Johnny R. Thomas....... 1997  $ 84,000         -0-    $131,906(2)        -0-
 President and CEO      1996  $ 84,000         -0-         -0-     1,000,000
                        1995  $ 63,000         -0-         -0-           -0-
Henry A. Ingalls....... 1997  $150,000     $30,000    $ 26,250(2)        -0-
 Vice President, CFO,   1996  $ 37,500(3)  $ 7,500    $  5,000     1,250,000
  and Treasurer         1995       -0-         -0-         -0-           -0-
Scott J. Loomis........ 1997  $ 84,000         -0-    $165,000(2)        -0-
 Vice President         1996  $ 84,000         -0-         -0-     1,000,000
                        1995  $ 63,000         -0-         -0-           -0-
John C. Francis........ 1997  $ 84,000         -0-    $107,813(2)        -0-
 Vice President         1996  $ 84,000         -0-         -0-     1,000,000
                        1995  $ 63,000         -0-         -0-           -0-
Kathleen L. Gillespie.. 1997  $ 84,000         -0-    $200,000(4)        -0-
 Vice President         1996  $ 84,000         -0-         -0-     1,250,000
                        1995  $ 49,000(5)      -0-         -0-           -0-

--------
(1) The above compensation figures do not include the cost to the Company of benefits, including premiums for life and health insurance and any other personal benefits provided by the Company to such persons in connection with the Company's business, which were in any event below reportable thresholds.

(2) Includes the difference between the exercise price and the fair market value of options (the "spread") on the date of exercise of in-the-money options, but excludes the spread for options not in-the-money when exercised.

(3) Mr. Ingalls became Vice President, Chief Financial Officer, and Treasurer of the Company on April 3, 1996.

(4) Represents the sale of 200,000 options by Ms. Gillespie at $1.00 per option.

(5) Ms. Gillespie became Vice President of Seed Operations and Acquisitions on November 25, 1995.

 Directors Fees

  Officer-directors currently receive no compensation for serving on the Board of Directors other than reimbursements of reasonable expenses incurred in attending meetings. Outside directors receive $9,000 per year for attending meetings on up to six different days, $1,500 for additional days and reimbursement of expenses. Each outside director also received options to purchase 20,000 shares of Common Stock upon joining the Board, 10,000 of which vested immediately, and 10,000 of which vest after a year of service.

 Employment Agreements

  On February 1, 1994, Scott Loomis entered into an employment agreement with the Company and became Vice President on April 1, 1994. Mr. Loomis was compensated at the rate of $7,000 per month until July 1,

1997 when he agreed to reduce his salary to $55,000 per year. The employment agreement is terminable by the Company without cause on ten days' prior notice. During the term of his agreement, and for a period of two years following termination of employment, Mr. Loomis will be prohibited from engaging in activities which are competitive with those of the Company and its affiliated corporations within the United States and from disclosing confidential information of the Company. See "Certain Relationships and Related Transactions."

  On March 10, 1994, the Company entered into an employment agreement with Johnny Thomas, commencing on April 1, 1994. The agreement contains substantially the same terms as Mr. Loomis' above-described agreement. On July 1, 1997, Dr. Thomas agreed to reduce his salary to $60,000 per year.

  As of April 1, 1994, the Company entered into an employment agreement with John C. Francis. The agreement contains substantially the same terms as Mr. Loomis' above-described agreement. On July 1, 1997, Mr. Francis agreed to reduce his salary to $48,000 per year.

  On November 29, 1994, the Company entered into an employment agreement, as amended, with Kathleen L. Gillespie. The Agreement contains substantially the same terms as Mr. Loomis' above described agreement. Ms. Gillespie received options to purchase 1,250,000 shares of Common Stock, exercisable at $2.00 per share, which vest over six years, except that all such options are immediately exercisable for cash. See "Stock Options" below.

  On February 13, 1996, the Company entered into an employment agreement with Henry A. Ingalls. The agreement's term runs from April 3, 1996 for four years. Mr. Ingalls' aggregate compensation begins at $170,000 per annum plus a minimum bonus of $30,000 per year. The compensation is subject to annual escalations at the greater of 5% or the general inflation rate. The Agreement contains a covenant by Mr. Ingalls not to compete against the Company during the term and for a two-year period thereafter. Upon termination without cause, Mr. Ingalls would be entitled to two years' compensation. After a change of control of the Company, in certain circumstances, Mr. Ingalls would be entitled to three years' compensation. Mr. Ingalls also received options to purchase up to 1,250,000 shares of Common Stock, exercisable at $2.12 per share vesting over five years, but immediately exercisable for cash. See "Stock Options" below.

  On November 18, 1997, the Company entered into an employment agreement with Thomas B. Rice. The agreement's term runs from January 1, 1998 for four years. Mr. Rice's salary begins at $120,000 and is subject to annual increases as determined by the Compensation Committee. Mr. Rice also received options to purchase up to 500,000 shares of Common Stock at prices ranging from $8.50 to $10.00 per share vesting over four years.

  On November 19, 1997, the Company entered into an employment agreement with Kent Schulze. The agreement's term runs from January 1, 1998 for four years. Mr. Schulze's salary begins at $187,500 and is subject to annual increases as determined by the Compensation Committee. Mr. Schulze also received options to purchase up to 400,000 shares of Common Stock at prices ranging from $9.25 to $13.25 per share vesting over four years.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

  The table below includes information regarding the value realized on option exercises and the market value of unexercised options held by the executive officers named in the Summary Compensation Table during the year ended June 30, 1997.

                                                            NUMBER OF           VALUE OF UNEXERCISED
                            SHARES                  UNEXERCISED OPTIONS AT FY  IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON     VALUE               END (#)                 FY-END ($)
NAME                     EXERCISE (#) REALIZED ($)  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     ------------ ------------  ------------------------- -------------------------
Johnny R. Thomas........  1,000,000     $131,906(1)            -0-                       -0-
Henry A. Ingalls........     25,000     $  6,250      1,225,000/0(2)             $5,901,438/0
Scott J. Loomis.........  1,000,000     $165,000(1)            -0-                       -0-
John C. Francis.........  1,000,000     $107,813(1)            -0-                       -0-
Kathleen L. Gillespie...        -0-     $200,000(3)     900,000/150,000(4)       $4,443,750/740,625

--------
(1) Includes the difference between the exercise price and the fair market value of options (the "spread") on the date of exercise of in-the-money options, but excludes the spread for options not in-the-money when exercised.

(2) Of these options, 725,000 are currently exercisable only for cash.

(3) Represents the sale of 200,000 options by Ms. Gillespie at $1.00 per option.

(4) Of these options, 450,000 are currently exercisable only for cash.

 Stock Bonus Plan

  The Company adopted an Employee Stock Bonus Plan (the "Bonus Plan") effective May 24, 1994 providing for the issuance of up to 40,000 shares of Common Stock per year to any employee, consultant, officer or director, up to an aggregate of 400,000 shares for the entire Bonus Plan. Pursuant to the Bonus Plan, employees of the Company are eligible to receive a stock bonus at the discretion of the managing committee based on length of service and contribution or potential value to the Company. As of the date hereof, no bonus shares have been issued to employees of the Company.

 Retirement Plan

  The Company has a defined contribution plan the "401(k) Plan" which covers all employees. Eligible employees may contribute up to 30 percent of their annual compensation, not to exceed the statutory maximum. The Company may make discretionary contributions. Participants are immediately vested in their contribution and vest 20 percent per year in the Company's contributions for each year of service after the first year. The Company made no contributions to the 401(k) Plan in Fiscal 1997, 1996 or 1995. Beginning in January 1998, the Company will match employee contributions to the 401(k) Plan up to 50% of the first 4% of the employees compensation for employees whose base compensation is $60,000 or less. For other employees, the Company's matching will be limited to 50% of the first 2% of amounts contributed by the employee. No matching contributions will be made for executive officers of the Company.

 Currently Outstanding Options

  The Company has established the AgriBioTech, Inc. 1994 Employee Stock Option Plan (the "Plan"). The Plan is intended to provide the employees, directors, independent contractors and consultants of the Company with an added incentive to continue their services to the Company and to induce them to exert their maximum efforts toward the Company's success. The Plan provides for the grant of options to qualified directors, employees (including officers), independent contractors and consultants of the Company to purchase an aggregate of 1,600,000 shares of Common Stock, but no more than 300,000 options may be granted to any one person in any two-year period. Upon stockholder approval of Proposal 2 herein the number of shares of Common Stock issuable upon exercise of options shall be increased to 3,600,000 shares. The Plan is currently administered by the Stock Option Committee of the Board of Directors. The Committee determines, among other things, the persons to be granted options under the Plan, the number of shares subject to each option and the option price.

  The Plan allows the Company to grant incentive stock options ("ISOs"), as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Code and Stock Appreciation Rights ("SARs"; collectively, "Options") at any time within 10 years from the date the Plan was adopted. The exercise price of ISOs may not be less than the fair market value of the Common Stock on the date of grant, provided that the exercise price of ISOs granted to an optionee owning more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant. In addition, the aggregate fair market value of stock with respect to which ISO's are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. Options shall have a term of no more than ten years, except that ISOs granted to an optionee owning more than 10% of the outstanding Common Stock shall have a term of no more than five years and must be granted to and exercised by employees of the Company (including officers). Options are not transferable, except upon the death of the optionee.

  At December 31, 1997, an aggregate of 1,098,750 options were outstanding under the Plan, at prices ranging from $2.00 to $17.06 including 300,000 options to Kathleen L. Gillespie, a Vice President of the Company, 25,000 options to Kent Schulze, the President, Chief Operating Officer and a Director of the Company and 25,000 options to an independent director of the Company. An aggregate of 424,250 shares of Common Stock are issuable upon exercise of options available for future grants under the Plan.

   In addition, as of January 1, 1998, officers, key employees and consultants of the Company held options to purchase an aggregate of 4,869,166 shares of Common Stock outside of the Plan, exercisable for up to ten years ending in 2006, at prices ranging from $2.00 to $13.25 per share. Ms. Gillespie held ten-year options outside of the Plan to purchase up to an aggregate of 750,000 shares of Common Stock outside of the Plan at $2.00 per share; Mr. Ingalls held ten-year options outside of the Plan to purchase up to 1,225,000 shares of Common Stock at $2.12 per share; Mr. Schulze held options outside of the Plan to purchase up to an aggregate of 400,000 shares of Common Stock at prices ranging from $9.25 to $13.25 per share; and Mr. Rice held options outside of the Plan to purchase up to an aggregate of 500,000 shares of Common Stock at prices ranging from $8.50 to $10.00 per share. Such options vest over three to six-year periods, and Ms. Gillespie's and Mr. Ingalls' options are immediately exercisable for cash. See "Certain Relationships and Related Transactions" for information concerning the grant and exercise of 1,000,000 options to each of Messrs. Thomas, Francis and Loomis.

PERFORMANCE GRAPH

  The following graph compares on a cumulative basis the yearly change, assuming dividend reinvestment, from May 24, 1995, the date the Company's Common Stock first began trading on the Nasdaq Small-Cap Market, through December 31, 1997 in (a) the total shareholder return on the Company's Common Stock with (b) the total return on the Russell 2000 Index and (c) the total return on a selected peer group index (the "Peer Group"). The Russell 2000 has been selected as the required broad entity market index. The Peer Group is an index weighted by the relative market capitalization of the following four companies: DEKALB Genetics Corp., Delta & Pine Land Co., Mycogen Corp., and Pioneer Hi-Bred International Inc. The four companies comprising the Peer Group were identified by the Company as those public companies whose operations are concentrated in the seed industry.

  The graph below assumes that $100 had been invested in each of the Company, the Russell 2000 Index, and the Peer Group.

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                                  PEER         BROAD
(Fiscal Year Covered)                AGRIBIOTECH    GROUP        MARKET
---------------------                -----------    -------      --------
Measurement Pt-  May 24, 1995        $100           $100         $100
June 30, 1995                        $126.67        $112.53      $105.19
June 30, 1996                        $108.33        $161.57      $130.44
June 30, 1997                        $185           $251.56      $151.74
December 31, 1997                    $455           $319.49      $168.45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On June 17, 1992, FiberChem, Inc. ("FCI") signed an agreement to sell all of the capital stock of AgriBioTech, Inc., a Nevada corporation ("AgriBioTech"), in four equal amounts to Johnny R. Thomas, then FCI's President; John C. Francis, then FCI's Vice President; Scott J. Loomis, then a Director of FCI; and Reesor G. Woodling, then a Director of AgriBioTech (the "Purchasers"). The net purchase price of $425,559 was payable in four equal installments of principal plus interest at a rate of 8% per annum, commencing July 1, 1993 and annually thereafter until paid in full. On July 1, 1992, the Purchasers and AgriBioTech entered into an agreement whereby AgriBioTech agreed to assume the Purchasers' obligation to FCI with respect to the note payable. However, the Purchasers remained primarily liable for this debt until it was fully paid in July 1996. During Fiscal 1995, 1996 and 1997, the Company paid FCI $106,390 plus interest in each year.

  In May, 1997, Dr. Thomas and Mr. Francis exercised 200,000 and 100,000 Class C Warrants, respectively, at an exercise price of $7.50 per share. They each gave a promissory note to the Company for the exercise price of $1,500,000 and $750,000, respectively. The notes were paid by Dr. Thomas and Mr. Francis subsequent to the end of Fiscal 1997.

  In March 1996, Dr. Thomas, and Messrs. Francis and Loomis, officers of the Company, were each granted options outside of the Plan to each purchase 1,000,000 shares of Common Stock at $3.00 per share. In May 1997, the unexercised 2,680,000 options were exercised by these officers signing promissory notes to the Company for an aggregate of $8,040,000. Payments on these notes amounted to $1,800,000 received by the Company through June 30, 1997 and the balance was paid subsequent to June 30, 1997.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ALL THE
                 NOMINEES LISTED IN THE FOREGOING PROPOSAL 1.

           PROPOSAL 2--AMENDMENT TO 1994 EMPLOYEE STOCK OPTION PLAN

  In April 1994, the Company adopted and in 1994 the Company's stockholders ratified the adoption of the 1994 Option Plan and in February 1997 the Company's stockholders ratified amendments to the 1994 Option Plan. At the Annual Meeting, Stockholders will be asked to ratify an amendment to the Company's 1994 Option Plan to increase the number of shares available to be granted thereunder from 1,600,000 to 3,600,000. This increase will allow the Company to continue to grant options to all new employees from new hires and acquisitions.

  The 1994 Option Plan provides for the grant of options to qualified employees (including officers) and directors of the Company, employees of Company subsidiaries, independent contractors, consultants and other individuals. The Company currently employs approximately 570 persons and has 2 outside directors. The closing price of the Common Stock on December 31, 1997 was $17.06.

INCREASE IN SIZE OF 1994 OPTION PLAN

  The 1994 Option Plan provides for the issuance of options to purchase an aggregate of 1,600,000 shares of Common Stock. Since the 1994 Option Plan's adoption, options have been granted under such plan to nearly all of the Company's employees at prices ranging from $2.00 to $17.06 per share. The Board of Directors approved the proposed increase in the 1994 Option Plan in order to make the necessary options, as described above in "Currently Outstanding Options," available for grant. The fast-paced growth of the Company has been accompanied by substantial increases in the number of employees of the Company and its subsidiaries, and therefore the Company needs to amend the 1994 Option Plan to have additional options available as a broad-based compensation strategy to induce employees, directors and consultants with incentives to exert their best efforts on the Company's behalf and to provide them an identification with stockholders' interests. The increase in the number of shares available for grant under the 1994 Option Plan is necessary to accommodate the number of employees added due to the Company's recent acquisitions, as well as future acquisitions. The Company believes the increased number will be sufficient to make grants to all employees that will be added through the future acquisitions necessary for the Company to reach its stated goal of having annualized revenues of approximately $500 million. The Board of Directors believes that options granted under the 1994 Option Plan, as well as outside the 1994 Option Plan, will maintain and strengthen the desire of employees, directors and consultants to remain with the Company and its subsidiaries and also will help attract other qualified personnel to become employed by or otherwise become associated with the Company. The Company does not anticipate granting options under the 1994 Option Plan to current or future executive officers. However, the Company intends to continue to grant non-qualified stock options outside of the 1994 Option Plan to newly hired employees, which grants are exempt from any limitation imposed by Nasdaq.

NEW PLAN BENEFITS

  The proposed amendment to the 1994 Option Plan confers no new benefits to the executive officers named in the Summary Compensation Table (See "Executive Compensation") or to any current Director. New benefits have not yet been allocated to employees of the Company who are not officers or Directors.

SUMMARY OF 1994 OPTION PLAN

  The following discussion, which summarizes certain provisions of the 1994 Option Plan, is qualified in its entirety by reference to the text of the 1994 Option Plan. Copies of the 1994 Option Plan are available for examination at the Securities and Exchange Commission and at the principal executive offices of the Company at 2700 Sunset Road, Suite C-25, Las Vegas, Nevada 89120.

 Eligibility for Participation

  Under the 1994 Option Plan, incentive stock options ("ISOs") as defined in
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or ISOs in tandem with Stock Appreciation Rights ("SARs") which are subject to the requirements set forth in Temp. Reg. Section 14a.422A-1, A-39 (a)-(e), may be granted, from time to time, to officers and other employees of the Company and its subsidiaries. Non-Qualified Stock Options ("NQSOs"), not intended to qualify under Section 422(b) of the Code, may also be granted under the 1994 Option Plan to employees, officers and directors of the Company and its subsidiaries, as well as independent contractors, consultants and other individuals who are not employees of, but are involved in the continuing development of the Company's business ("Participants").

 Administration

  The 1994 Option Plan is to be administered by the Board of Directors or by the Compensation Committee of the Board of Directors (referred to below as the "Committee"), which may not contain fewer than two non-employee directors (as defined in Rule 16b-3 promulgated under Section 16 of the Exchange Act) and currently consists of James W. Hopkins and Richard P. Budd. The Committee has the authority, in its discretion, to determine the persons to whom options shall be granted, the character of such options, the manner of exercising and making payment for shares of Common Stock and the number of shares of Common Stock to be subject to each option. It is the intention of the Company that the 1994 Option Plan shall comply in all respects with Rule 16b-3. Compliance with Rule 16b-3 generally allows a Section 16(b) Participant to avoid the effect of the "short-swing" profit rules of Section 16(b) with respect to the exercise and sale of the shares underlying the Options.

 Terms of Options

  The terms of Options granted are to be determined by the Committee. Options must be granted within ten years from the date the 1994 Option Plan was adopted. Each Option is to be evidenced by a stock option agreement between the Company and the Participant, and is subject to the following additional terms and conditions:

    (a) Exercise of the Option. The Committee shall determine the time periods during which Options may be exercised. Options will be exercisable in whole or in part at any time prior to expiration, but may not expire later than ten years from the date of grant. If an ISO or an SAR granted in tandem with an ISO is granted to an individual who, immediately before the grant owns directly, or through attribution, more than 10% of the total combined voting power of all classes of capital stock of the Company or a subsidiary or parent of the Company, such ISO or SAR granted in tandem with an ISO shall not be exercisable after the expiration of five years from the date of grant. An Option is exercised by the Participant's giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company in cash or certified check, or, at the discretion of the Committee, by delivery of shares of Common Stock having a fair market value equal to the option price or the delivery of a promissory note or by a combination of the above forms of payment. The ability to pay the option exercise price in shares of Common Stock may enable a Participant to engage in a series of successive stock-for-stock exercises of an Option and thereby fully exercise an Option with little or no cash investment.

    (b) Option Price. The option price of an NQSO or an SAR in tandem with an NQSO granted pursuant to the 1994 Option Plan is determined by the Committee in its sole discretion. In no event may the option price of an ISO be less than the fair market value on the date of grant. The fair market value of an ISO shall be determined by the Committee and, if the shares of Common Stock are listed on a national securities exchange or traded in the over-the-counter market, the fair market value shall be the closing price on such exchange, or the mean of the reported bid and asked prices of the Common Stock in the over-the-counter market as reported by NASDAQ on such date. ISOs or SARs granted in tandem with ISOs to holders of more than 10% of the Company's Common Stock are subject to the additional restriction that the option price must be at least 110% of the fair market value of the Company's Common Stock on the date of grant.

    (c) Vesting. The Committee will determine the time or times the Options become exercisable. The 1994 Option Plan provides, however, that with respect to holders of more than 10% of the Common Stock, such Options must become fully exercisable initially not later than five years from the date of grant, and no less than 20% of the shares subject to an Option must become exercisable in each of the first five years of the Option until fully exercisable.

    (d) Termination of Employment, Death, Disability. Except as provided in the 1994 Option Plan, upon termination of employment with the Company other than by reason of death, disability, for cause, or voluntary termination, a Participant may exercise its ISOs at any time within three months after the date of such termination. Any Options granted under the 1994 Option Plan shall immediately terminate in the event the Participant is terminated for cause by the Company or any of its subsidiaries or if the Participant leaves employment voluntarily.

    If the holder of an Option dies while employed by the Company or a subsidiary or parent corporation of the Company or within three (3) months after the termination of such holder's employment, such Option may be exercised by a legatee or legatees of such holder under such individual's last will or by such individual's personal representatives within one year after death, in the case of ISOs, or through the end of the term otherwise.

    If the holder of an Option becomes disabled within the definition of
  Section 22(e)(3) of the Code while employed by the Company or a subsidiary or parent corporation of the Company, such Option may be exercised at any time within one year after termination of such holder's employment due to the disability.

    No Option may in any event be exercised after the original expiration date of the Option.

    (e) Nontransferability of ISOs. ISOs and SARS granted in tandem with ISOs shall be nontransferable and non-assignable except by will or the laws of intestacy, and any ISO or SAR in tandem with an ISO is exercisable during the lifetime of the Participant only by the Participant, or in the event of his or her death, by a person who acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant; and other Options shall be transferable at the discretion of the Committee.

    (f) Maximum Number of ISOs or SARs in Tandem with ISOs Which May Be Issued. A maximum aggregate fair market value of $100,000, determined as of the time any ISO or SAR in tandem with an ISO is granted and in the manner provided in the 1994 Option Plan, may not be exceeded for any Participant as the maximum aggregate value of (A) the Common Stock with respect to which ISOs and/or SARs in tandem with ISOs granted under the 1994 Option Plan are exercisable for the first time during any calendar year, together with (B) the Common Stock with respect to which ISOs and/or SARs in tandem with ISOs granted under ISOs qualifying as such in accordance with Section 422 of the Code were granted under any other incentive stock option plan maintained by the Company or its parent or subsidiary corporations. Any options granted in excess of this limit shall be deemed to be NQSO's under the 1994 Option Plan.

  An option agreement issued under the 1994 Option Plan may contain such other terms, provisions and conditions not inconsistent therewith as may be determined by the Committee.

TERMINATION, MODIFICATION AND AMENDMENT

  The 1994 Option Plan shall terminate ten years from the date of its adoption by the Board of Directors. No Options will be granted after termination of the 1994 Option Plan.

  The Board of Directors of the Company may terminate the 1994 Option Plan at any time prior to its expiration date or make such modifications or amendments thereto from time to time as the Committee may deem advisable. The Committee may not, however, without the approval of a majority of the then outstanding shares of the Company entitled to vote thereon, except under conditions described under "Adjustments Upon Changes in Capitalization," increase the maximum number of shares as to which Options may be granted under the 1994 Option Plan or materially change the standards of eligibility thereunder.

  No termination, modification or amendment to the 1994 Option Plan may adversely affect the terms of any outstanding Options without the consent of the holders thereof.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

  In the event that the number of outstanding shares of Common Stock is changed by reason of recapitalization, reclassification, stock split, stock dividend, combination, exchange of shares, or the like, the Committee will make an appropriate adjustment in the aggregate number of shares of Common Stock available and reserved for issuance upon the exercise of then outstanding Options and in the exercise prices of such Options. Any adjustment in the number of shares will apply proportionately only to the unexercised portion of Options granted under the 1994 Option Plan. Fractions of shares resulting from any such adjustment shall be further adjusted to the next higher whole number of shares.

  In the event of the dissolution or liquidation of substantially all of the assets of the Company, all outstanding Options will automatically terminate, unless otherwise provided by the Committee.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is only a summary of the principal Federal income tax consequences of the grant and exercise of Options and is based on existing Federal law, which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of each Participant which may substantially alter or modify the Federal income tax consequences herein discussed. Each Participant is encouraged to consult with his/her own tax advisors.

  Generally, under current law, when an Option qualifies as an ISO under
Section 422 of the Code, (i) an employee will not realize taxable income either upon the grant or the exercise of the Option, (ii) the amount by which the fair market value of the shares acquired upon exercise of the Option at the time of exercise exceeds the option price is included in determining a Participant's alternative minimum tax, (iii) any gain or loss (the difference between the net proceeds received upon the disposition of the shares and the Option Price paid therefor), upon a qualifying disposition of the shares acquired by exercise of an Option will be treated as a capital gain or loss if the shares qualify as a capital asset in the hands of the Participant, and
(iv) no deduction will be allowed to the Company for Federal income tax purposes in connection with the grant or exercise of an ISO or a qualifying disposition of shares. A disposition by an employee of shares acquired upon exercise of an ISO will constitute a qualifying disposition if the disposition occurs more than two years after the grant of the Option and more than one year after the issuance of the shares to the employee. If such shares are disposed of by the employee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the employee will typically recognize ordinary income (and the Company will receive an equivalent deduction) equal to the lesser of (i) the aggregate fair market value of the shares as of the date of exercise less the Option Price, and (ii) the amount realized on the disqualifying disposition less the Option Price. Ordinary income from a disqualifying disposition will also constitute compensation for which withholding may be required under Federal and state law. The maximum Federal tax rate on ordinary income is greater than the Federal tax rate for long-term capital gains. The Federal tax rate for long-term capital gains is 20% for capital assets held longer than 18 months and 28% for capital assets held between 12 months and 18 months.

  In the case of an NQSO granted under the 1994 Option Plan, generally no income is recognized by the Participant at the time of the grant of the Option assuming such NQSO does not have a readily ascertainable fair market value. The Participant generally will recognize ordinary income upon exercise of an NQSO equal to the aggregate fair market value of the shares acquired less the Option Price. Withholding may be required, and the Company will receive an equivalent deduction, subject to the provisions of Section 162(m) of the Code relating to excessive employee remuneration. Section 162(m) disallows a deduction for an employer with respect to remuneration paid in any taxable year to an executive officer named in the Summary Compensation Table in excess of $1,000,000. For purposes of determining remuneration paid, the excess of the fair market value of the Common Stock received upon exercise of an NQSO over the exercise price is considered remuneration paid in the year of exercise unless the income is considered performance-based compensation as defined in (S)162(m) and the tax regulations.

  Shares acquired upon exercise of an NQSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, a Participant will recognize capital gain or loss if the shares constitute a capital asset in the Participant's hands. As set forth above, the maximum federal tax rate on ordinary income is currently greater than the maximum federal tax rate on long-term capital gains. To the extent a Participant recognizes a capital loss, such loss generally may offset capital gains and up to $3,000 of ordinary income. Any excess capital loss may be carried forward indefinitely.

  The grant of an SAR is generally not a taxable event for an optionee. Upon the exercise of an SAR, however, the Optionee will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any Common Stock received upon such exercise, and the Company will be entitled to a deduction equal in amount.

  The foregoing discussion is only a brief summary of the applicable Federal income tax laws as in effect on this date and should not be relied upon as being a complete treatment thereof. The Federal tax laws are complex, and they are subject to legislative changes and new or revised judicial and administrative interpretations at any time. In addition to the Federal income tax consequences described herein, a Participant may also be subject to state and/or local income tax consequences in the jurisdiction in which the Participant works and/or resides.

  The Board of Directors deems it to be in the best interests of the Company that the amendments be approved in order to give the Committee greater flexibility in awarding Participants Options affording them a stock interest with the opportunity to grow with the Company. The Board recommends a vote in favor of approval of the amendment to the 1994 Option Plan.

  The affirmative vote of the majority of shares represented and entitled to vote at the Annual Meeting is required to ratify the amendment to the 1994 Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF
              THE AMENDMENT TO THE 1994 OPTION PLAN--PROPOSAL 2.

            PROPOSAL 3--RATIFICATION OF AMENDMENT TO THE COMPANY'S
                 ARTICLES OF INCORPORATION THEREBY INCREASING
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                        FROM 50,000,000 TO 75,000,000.

  At the Annual Meeting, Stockholders will be asked to ratify an amendment to the Company's Articles of Incorporation (the "Articles") proposed by resolution of the Board of Directors which would increase the number of authorized shares of Common Stock from 50,000,000 to 75,000,000.

  The Company's authorized capital stock currently consists of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the December 31, 1997 Record Date, 28,821,729 shares of Common Stock were outstanding, 1,521,000 shares were issuable under the 1994 Option Plan, an additional 2,000,000 shares will be issuable under the 1994 Option Plan, assuming the approval of Proposal 2, 4,869,166 shares were issuable upon exercise of options granted outside of the Option Plan, 100,000 shares were issuable upon exercise of Class C Warrants, 237,713 shares were issuable upon exercise of Series B Convertible Preferred Stock, 63,804 shares were issuable upon exercise of Series C Convertible Preferred Stock and 400,000 shares were issuable under the Company's Employee Stock Bonus Plan. The conversion rights, redemption provisions and other terms of the Preferred Stock are stated in the Certificate of Designation for each series, which can be obtained from the Company or as described below. See "Available Information." Accordingly, as of the Record Date, if all options and warrants were exercised and Preferred Stock were converted, 38,013,412 shares of Common Stock would be outstanding. In addition, 2,000,000 shares of the Company's Common Stock were issued on January 6, 1998 in connection with the completion of the acquisition of Lofts Seed, Inc. and related entities. Furthermore, the Company has signed letters of intent to acquire five separate companies under which the Company's Common Stock would be issued as part of the purchase price. If all of these acquisitions are consummated, up to approximately 1,350,000 shares of Common Stock could be issued. The Common Stock has no preemptive or other subscription rights.

  The additional shares of Common Stock proposed to be authorized would be available and provide to the Board of Directors flexibility to meet future capital requirements including shares that could be utilized in connection with the growth of the Company through acquisitions, to take advantage of propitious market conditions, in connection with financing opportunities and for stock dividends or splits should the Board decide that it would be desirable, in light of market conditions then prevailing, to broaden the public ownership of, and to enhance the market for, the Common Stock. Additional shares would also be available for employee benefit programs, at the discretion of the Board of Directors of the Company, without the delays and expenses ordinarily attendant upon obtaining further stockholder approval. To the extent required by Nevada law, stockholder approval will be solicited in the event shares of stock are to be issued in connection with a merger, but, in general, the additional authorized shares may be issued by the Board of Directors without stockholder approval. The issuance of such shares would dilute the voting power and, in many cases, the liquidation value of the outstanding shares. To achieve its stated objectives, the Company anticipates continuing its growth through acquisitions. Substantial amounts of Common Stock are likely to be issued in connection with future acquisitions.

  The affirmative vote of the majority of shares of Common Stock issued and outstanding on the Record Date is required to ratify the amendment to the Articles, except as described on page 1 above.

  The proposed Amendment to the Articles is as follows:

  "FOURTH: (a) The Corporation is authorized to issue eighty five million (85,000,000) shares, consisting of seventy five million (75,000,000) shares of common stock, $.001 par value ("Common Stock"), and ten million (10,000,000)
shares of preferred stock, $.001 par value ("Preferred Stock") . . . . ."

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENT TO THE ARTICLES INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON
                              STOCK--PROPOSAL 3.

                PROPOSAL 4--RATIFICATION OF THE APPOINTMENT OF
                 KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP has been selected by the Company's Board of Directors as the Company's independent auditors for the year ending June 30, 1998. KPMG Peat Marwick LLP has been the Company's independent auditors since 1986. It is expected that a representative of KPMG Peat Marwick LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate questions. Proxies are being solicited by management in favor of ratifying the appointment of KPMG Peat Marwick LLP.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFYING THE
               APPOINTMENT OF KPMG PEAT MARWICK LLP--PROPOSAL 4.

OTHER MATTERS

  The Board of Directors is not aware of any business to be presented at the Annual Meeting except the matters set forth in the Notice and described in this Proxy Statement. Unless otherwise directed, all shares represented by Board of Directors' Proxies will be voted in favor of the proposals of the Board of Directors described in this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the accompanying Proxy will vote on those matters according to their best judgment.

EXPENSES

  The entire cost of preparing, assembling, printing and mailing this Proxy Statement, the enclosed Proxy and other materials, and the cost of soliciting Proxies with respect to the Annual Meeting, will be borne by the Company. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of Proxies by mail may be supplemented by telephone and facsimile by officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

STOCKHOLDER PROPOSALS

  No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held, (b) provides the Company in writing with his name, address, the number of shares held by him and the dates upon which he acquired such shares with documentary support for a claim of beneficial ownership, (c) notifies the Company of his intention to appear personally at the meeting or by a qualified representative under Nevada law to present his proposal for action and (d) submits his proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders, will be submitted timely only if the proposal has been received at the Company's principal executive office no later than September 22, 1998. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

  Even if the foregoing requirements are satisfied, a person may submit only one proposal with a supporting statement of not more than 500 words, if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

DOCUMENTS INCORPORATED BY REFERENCE

  The Company's Quarterly Report on Form 10-Q for September 30, 1997.

AVAILABLE INFORMATION

  Copies of the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, and each Quarterly Report, as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by stockholders (including beneficial owners of the Company's Common Stock), and exhibits may be obtained at a reasonable charge, upon written request to John C. Francis, the Company's Secretary, at 2700 Sunset Rd., Suite C-25, Las Vegas, Nevada 89120. The Company's EDGAR filings, including exhibits, can be obtained from the Commission's World Wide Web site: www.sec.gov.

                                          By Order of the Board of Directors

                                          John C. Francis
                                          Secretary

Las Vegas, Nevada

January 20, 1998

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PROXY                          AGRIBIOTECH, INC.

  The undersigned, a holder of Common Stock of AgriBioTech, Inc., a Nevada corporation (the "Company"), hereby appoints JOHNNY R. THOMAS and JOHN C. FRANCIS, and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of the Company held of record by the undersigned on December 31, 1997, at the Annual Meeting of Stockholders of the Company to be held at the Club Madrid at the Sunset Station Hotel & Casino, 1301 West Sunset Road, Henderson, Nevada, at 10:00 a.m. (Local Time), on February 23, 1998 and any adjournment(s) thereof, as follows:

  1. Election of Directors, as provided in the Company's Proxy Statement:

      FOR all nominees listed              WITHHOLD AUTHORITY
      below. [_]                           to vote for all
                                           the nominees
                                           listed below. [_]

(Instructions: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike out the nominee's name below.)
              [_] Johnny R. Thomas [_] Scott J. Loomis [_] John C. Francis
              [_] Kent Schulze [_] James W. Hopkins [_] Richard P. Budd

  2. The ratification of the amendment to the Company's 1994 Employee Stock Option Plan to increase the number of shares available to be granted thereunder from 1,600,000 to 3,600,000.
                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  3. Amending the Company's Articles of Incorporation to authorize an increase in the number of authorized shares of the Company's common stock from 50,000,000 to 75,000,000.
                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  4. The ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1998.
                     [_] FOR    [_] AGAINST     [_] ABSTAIN
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-------------------------------------------------------------------------------
  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1, FOR THE ADOPTION
OF PROPOSALS 2, 3 AND 4 AND AS SUCH PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING. EACH MATTER ABOVE WAS PROPOSED BY THE BOARD OF DIRECTORS.

  The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated January 20, 1998 relating to the Annual Meeting and the 1997 Annual Report to Stockholders.

                                             ----------------------

                                             ----------------------
                                                SIGNATURE(S) OF
                                                 STOCKHOLDER(S)

                                             The signature(s)
                                             hereon should
                                             correspond exactly
                                             with the name(s) of
                                             the Stockholder(s)
                                             appearing on the
                                             Stock Certificate. If
                                             stock is jointly
                                             held, all joint
                                             owners should sign.
                                             When signing as
                                             attorney, executor,
                                             administrator,
                                             trustee or guardian,
                                             please give full
                                             title as such. If
                                             signer is a
                                             corporation, please
                                             sign the full
                                             corporate name, and
                                             give title of signing
                                             officer.

                                             Date: __________, 1998

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AGRIBIOTECH, INC. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOU VOTE.
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